UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 2, 2020 (March 27, 2020)

BECTON, DICKINSON AND COMPANY

(Exact Name of Registrant as Specified in Its Charter)

New Jersey

(State or Other Jurisdiction of Incorporation)

001-4802	22-0760120
(Commission File Number)	(IRS Employer Identification No.)

1 Becton Drive, Franklin Lakes, New Jersey	07417-1880
(Address of Principal Executive Offices)	(Zip Code)

(201) 847-6800

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K Filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common stock, par value $1.00	BDX	New York Stock Exchange
Depositary Shares, each representing a 1/20th interest in a share of 6.125% Cumulative Preferred Stock Series A	BDXA	New York Stock Exchange
1.000% Notes due December 15, 2022	BDX22A	New York Stock Exchange
1.900% Notes due December 15, 2026	BDX26	New York Stock Exchange
1.401% Notes due May 24, 2023	BDX23A	New York Stock Exchange
3.020% Notes due May 24, 2025	BDX25	New York Stock Exchange
0.174% Notes due June 4, 2021	BDX/21	New York Stock Exchange
0.632% Notes due June 4, 2023	BDX/23A	New York Stock Exchange
1.208% Notes due June 4, 2026	BDX/26A	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act          ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Introduction

Becton, Dickinson and Company, a New Jersey corporation (“BD”), is submitting this report with respect to certain financing activities it has taken in the wake of the COVID-19 pandemic. As is discussed more specifically below, these include securing an aggregate $1.9 billion of unsecured term loan funding and a $381 million increase in the borrowing capacity under our revolving credit facility.  While BD believes it had sufficient liquidity prior to taking these actions to fund its operations and meet its obligations, BD has taken these steps as a precautionary measure to preserve its financial flexibility in light of the uncertainty in the global markets resulting from the COVID-19 pandemic.

Term Loan Facility

As previously disclosed, on March 20, 2020, BD entered into a $1.4 billion senior unsecured term loan agreement (the “Term Loan Agreement”) with Wells Fargo Bank, National Association, as administrative agent, and the lenders named therein.

On March 27, 2020, BD entered into an amendment to the Term Loan Agreement (the “First Amendment”), which increased the borrowing capacity under the Term Loan Agreement from $1.4 billion to $2.0 billion, and from which we drew additional term loans in an aggregate principal amount of $300 million.  On March 31, 2020, BD entered into a joinder agreement (the “Joinder Agreement”), pursuant to which we drew additional term loans under the Term Loan Agreement in an aggregate principal amount of $200 million.  As a result, the total amount of term loans outstanding under the Term Loan Agreement was $1.9 billion as of the date of this Current Report.

The term loans repaid cannot be reborrowed. The terms of the commitments made pursuant to the First Amendment and the Joinder Agreement are identical to the terms of the existing commitments under the Term Loan Agreement.

Certain of the lenders under the Term Loan Agreement and their related entities have provided, and may in the future provide, commercial and investment banking or other financial services to BD and its businesses for which they have received, and may in the future receive, customary compensation and expense reimbursement.

The foregoing descriptions of the First Amendment and the Joinder Agreement are only summaries, do not purport to be complete and are qualified in their entirety by reference to the First Amendment and the Joinder Agreement, which are filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report and are incorporated herein by reference.

Revolving Credit Facility

As previously disclosed, on May 12, 2017, BD entered into a $2.25 billion unsecured revolving credit agreement (the “Revolving Credit Agreement”) with Citibank, N.A., as administrative agent, and the lenders named in the Revolving Credit Agreement.

On April 1, 2020, BD entered into a Commitment Increase Supplement to Credit Agreement (the “Commitment Increase Supplement”), pursuant to which the revolving credit commitments under the Revolving Credit Agreement were increased by an aggregate principal amount of $381 million. After giving effect to the Commitment Increase Supplement, the total revolving credit commitments under the Revolving Credit Agreement is $2.63 billion.

The terms of the commitments made pursuant to the Commitment Increase Supplement are identical to the terms of the existing commitments under the Revolving Credit Agreement.

Certain of the lenders under the Revolving Credit Agreement and their related entities have provided, and may in the future provide, commercial and investment banking or other financial services to BD and its businesses for which they have received, and may in the future receive, customary compensation and expense reimbursement.

The foregoing description of the Commitment Increase Supplement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the Commitment Increase Supplement, which is filed as Exhibit 10.3 to this Current Report and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 of this Current Report is hereby incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

No.	Description
10.1
First Amendment to 364-Day Term Loan Agreement and Joinder Agreement, dated as of March 27, 2020, among Becton, Dickinson and Company, the banks named therein and Wells Fargo Bank, National Association, as administrative agent

10.2	Joinder Agreement, dated as of March 31, 2020, among Becton, Dickinson and Company, the bank named therein and Wells Fargo Bank, National Association, as administrative agent
10.3	Commitment Increase Supplement to Credit Agreement, dated as of April 1, 2020, among Becton, Dickinson and Company, the banks named therein and Citibank, N.A., as administrative agent
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BECTON, DICKINSON AND COMPANY
(Registrant)

	By:	/s/ Gary DeFazio
Gary DeFazio
Senior Vice President and Corporate Secretary
Date: April 2, 2020